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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

ECO INNOVATION GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State of incorporation or organization)

85-0842591

(IRS Employer

Identification No.)

16525 Sherman Way, Suite C-1

Van Nuys, CA

(Address of principal executive offices)

91406

(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box.  ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common stock, no par value

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered

Common Stock

This registration statement relates to the common stock, with no par value per share (the “Common Stock”), of Eco Innovation Group, Inc., a Nevada corporation (the “Company”).

The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders. There is no right to cumulative votes in the election of directors.

The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Company’s Board of Directors out of legally available funds; however, the current policy of the Company’s Board of Directors is to retain earnings, if any, for operations and growth.

Upon liquidation, dissolution or winding-up, the holders of Common Stock will be entitled to share ratably in all assets that are legally available for distribution.

The holders of Common Stock will have no preemptive, subscription, redemption or conversion rights.

The rights, preferences and privileges of holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Company’s Board of Directors and issued in the future. The Company has designated a Series A Preferred Stock and a Series C Preferred Stock, of which 30,000,000 shares of Series A Preferred Stock are issued and outstanding, and 167,500 shares of Series C Preferred Stock issued and outstanding.

Item 2. Exhibits

3.1	Articles of Incorporation (incorporated by reference from our Registration Statement on Form S-1 filed on September 17, 2020)

3.2	Certificate of Amendment to Articles of Incorporation (incorporated by reference from our Registration Statement on Form S-1 filed on September 17, 2020)

3.3	Certificate of Amendment to Articles of Incorporation (incorporated by reference from our Registration Statement on Form S-1 filed on September 17, 2020)

3.4	Bylaws (incorporated by reference from our Registration Statement on Form S-1 filed on September 17, 2020).

3.5	Second Amended and Restated Articles of Incorporation of Eco Innovation Group, Inc., as filed with the Secretary of State of the State of Nevada on December 20, 2021. (incorporated by reference from our current report on Form 8-K filed on December 21, 2021)

3.6	Third Amended and Restated Articles of Incorporation of Eco Innovation Group, Inc., as filed with the Secretary of State of the State of Nevada on April 1, 2022. (incorporated by reference from our current report on Form 8-K filed on April 4, 2022)

4.1	Reference is made to Exhibits 3.1, 3.2, 3.3 to 3.4 (incorporated by reference from our Registration Statement on Form S-1 filed on September 17, 2020)

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: April 27, 2022

ECO INNOVATION GROUP, INC.

By:	/s/ Julia Otey-Raudes
	Name:	Julia Otey-Raudes
	Title:	Chief Executive Officer